EXHIBIT 99.1

NEWS RELEASE

Company contact: Tony Trunzo FLIR Systems, Inc. (503) 684-3731 www.flir.com	Investor Contact: Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com

FLIR Systems Announces Third Quarter

2003 Financial Results

Management Reiterates 2003 Revenue and Earnings Guidance

PORTLAND, Ore. – October 22, 2003 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that revenue for the third quarter ended September 30, 2003 increased 9% to $70.2 million from $64.5 million for the third quarter of 2002. Earnings from operations increased 39% to $17.8 million, or 25% of revenue, a record high, compared with $12.8 million, or 20% of revenue, for the third quarter of 2002. Net earnings for this year’s third quarter increased 2% to $10.9 million, or $0.32 per diluted share compared to net earnings for the third quarter of 2002 of $10.7 million, or $0.30 per diluted share. The effective annual tax rate for 2003 is 32% versus 15% in 2002.

For the first nine months of 2003, revenue increased 15% to $214.6 million from $186.1 million for the same period last year. Earnings from operations for the 2003 period increased 35% to $47.0 million, or 22% of revenue, from $34.8 million, or 19% of revenue, for the first nine months of 2002. Net earnings increased 3% to $29.7 million, or $0.84 per diluted share, compared to net earnings of $28.9 million, or $0.81 per diluted share, for the first nine months of 2002. All per share amounts have been adjusted to reflect the 2-for-1 stock split that was effective on May 29, 2003.

Both of FLIR’s business lines benefited from increased revenue and higher margins in the third quarter. In particular, the Sweden and Boston operations achieved significant margin improvement during the quarter. Thermography revenue for the 2003 quarter increased 15% over the third quarter last year, as a result of higher sales of the Company’s P-Series, E-Series and new A20 handheld cameras, as well as the impact of favorable currency exchange rates. Imaging product revenue increased 5%, reflecting sales gains for the Company’s airborne law enforcement and maritime Imaging systems.

The company’s firm order backlog, defined as funded contracts for delivery within the next twelve months, grew 24% during the third quarter, to approximately $148 million at September 30, 2003, as compared to $119 million at June 30, 2003, reflecting strong order bookings in the maritime, ground and airborne segments of the Imaging business. Cash generated from operations totaled $11.0 million for the third quarter of 2003. At September 30, 2003, the Company had cash and cash equivalents of approximately $203 million. During the third quarter, the company repurchased approximately $13 million of its common stock in the open market.

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FLIR Systems Announces Third Quarter 2003 Financial Results

October 22, 2003

Page Two

Earl Lewis, President and CEO, stated “I am extremely pleased with our financial performance in the third quarter. In particular, I am encouraged by the increase in our backlog and the significant margin improvement during the quarter. Both our Boston operations and our Sweden Thermography business enjoyed margin improvement during the quarter. As we have stated, our business will naturally experience quarterly fluctuations, particularly in revenue, but the operating leverage inherent in our business model, and our continued focus on managing operating expenses enables us to achieve consistent profit growth. The Company is well positioned for an excellent fourth quarter, and to achieve our goals for the year.”

Revenue and Earnings Guidance for 2003

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Based on its financial results to date, management currently expects revenue for 2003 to be approximately $305 million and net earnings in the range of approximately $1.20 to $1.25 per diluted share.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the Revenue and Earnings Guidance for 2003 above are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous Web Cast of the conference call may be accessed online at www.CompanyBoardroom.com or www.FLIR.com. A replay will be available approximately one hour after the Web Cast at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21162952 beginning at approximately 1:00 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com.

(tables attached)

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	$70,232	$64,455	$214,565	$186,147
Cost of goods sold	31,241	30,632	100,410	88,208

Gross profit	38,991	33,823	114,155	97,939

Operating expenses:
Research and development	6,255	6,211	21,638	19,759
Selling, general and administrative	14,967	14,794	45,519	43,374

Total operating expenses	21,222	21,005	67,157	63,133

Earnings from operations	17,769	12,818	46,998	34,806

Interest expense	2,240	390	2,862	1,533
Other (income) expenses, net	(35)	(101)	415	(697)

Earnings before income taxes	15,564	12,529	43,721	33,970

Income tax provision	4,699	1,879	13,991	5,096

Net earnings	$10,865	$10,650	$29,730	$28,874

Net earnings per share:
Basic	$0.33	$0.32	$0.87	$0.86

Diluted	$0.32	$0.30	$0.84	$0.81

Weighted average shares outstanding:
Basic	32,959	33,749	34,033	33,548

Diluted	34,358	35,514	35,472	35,587

All per share amounts have been adjusted to reflect the two-for-one stock split.

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	September 30, 2003		December 31, 2002
ASSETS	(Unaudited	)

Current assets:
Cash and cash equivalents	$202,917		$46,606
Accounts receivable, net	64,892		55,798
Inventories, net	67,702		50,141
Prepaid expenses and other current assets	19,057		12,673
Deferred income taxes, net	8,887		8,887

Total current assets	363,455		174,105
Property and equipment, net	11,644		12,678
Deferred income taxes, net	25,977		25,977
Intangible assets, net	16,559		16,647
Other assets	6,874		4,415

	$424,509		$233,822

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$23,699		$16,465
Deferred revenue	4,476		4,770
Accrued payroll and related liabilities	9,636		11,030
Accrued product warranties	3,498		3,432
Advance payments from customers	10,935		8,030
Other current liabilities	9,134		6,341
Accrued income taxes	4,347		2,558

Total current liabilities	65,725		52,626
Long-term debt	204,152		—
Pension and other long-term liabilities	10,653		8,869

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; no shares issued at September 30, 2003, and December 31, 2002	—		—
Common stock, $0.01 par value, 100,000 shares authorized, 32,762 and 34,599 shares issued at September 30, 2003, & December 31, 2002, respectively, and additional paid-in capital	155,000		218,052
Accumulated deficit	(13,575)		(43,305)
Accumulated other comprehensive gain (loss)	2,554		(2,420)

Total shareholders’ equity	143,979		172,327

	$424,509		$233,822